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                                                                   EXHIBIT 99A

[LOGO]                                          Bellwether Exploration Company
                                                        1331 Lamar, Suite 1455
                                                   Houston, Texas 77010 - 3039
                                                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE                                                 Contact:
January 17, 2001               Lance L. Weaver - Director, Investor Relations,
                                                        and Financial Analysis
                                                     weaverl@bellwetherexp.com
                                                     -------------------------
                                                                (713) 495-3061

                   BELLWETHER EXPLORATION COMPANY ANNOUNCES
                       NEW HIRING AND MANAGEMENT CHANGES

HOUSTON - Bellwether Exploration Company (NASDAQ: BELW) announced today the hiring of Kent Williamson to the position of Senior Vice President of Engineering. In addition, Ann Kaesermann has been promoted to Vice President of Finance, replacing Robert Bensh, who has resigned to become the new Chairman and CEO of Carpatsky Petroleum, Inc., of which Bellwether owns approximately 40%.

Mr. Williamson comes to Bellwether from Ryder Scott Company where he served as a Director and the Executive Vice President of Engineering. Prior to joining Ryder Scott Company in 1981, he spent four years at Exxon. Mr. Williamson holds a B.S. degree and M.S. degree in chemical engineering from Rice University. He will coordinate all production and engineering activities, as well as property acquisitions and divestitures.

Doug Manner, President and CEO commented that "We are very excited about Kent joining Bellwether. His extensive experience in property evaluations, management and engineering is invaluable. He will strengthen our management team significantly, placing Bellwether in a position to effectively take advantage of the corporate growth developments previously discussed and anticipated early in the year."

Williamson stated "I am impressed with the Bellwether organization and the direction the company is headed. I look forward to adding my experience to the successful implementation of Bellwether's strategies for future growth"

Ann Kaesermann, the new Vice President of Finance, has served as Controller of Bellwether Exploration Company since 1998 and has been employed by Torch Energy Advisors Inc. since 1991 in various management positions. Ms. Kaesermann graduated magna cum laude from the University of Alabama with Bachelor of Science in Accounting in 1979 and is a certified public accountant.

Bellwether Exploration Company is an independent oil and gas exploration and production company headquartered in Houston, Texas with oil and gas properties located in three core areas: the Gulf of Mexico both onshore and offshore, Southeast New Mexico/West Texas and Ecuador.

                                   - MORE -
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This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that forecasted results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are referenced in the Company's annual report and 10-K for year-end 1999 and current reports and registration statements filed with the Securities and Exchange Commission.